EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.                Contacts:    Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                     Financial Officer
         Clarendon Hills, IL 60514                       (630) 887-5999

         www.mafbancorp.com                            Michael J. Janssen, SVP
                                                         (630) 986-7544

                  MAF BANCORP REPORTS THIRD QUARTER EARNINGS OF
                                 $.83 PER SHARE

Clarendon Hills, Illinois, October 20, 2005 - MAF Bancorp, Inc. (MAFB) reported net income for the third quarter ended September 30, 2005 of $27.0 million, or $.83 per diluted share, compared to $25.6 million, or $.77 per diluted share reported in last year's third quarter. The 7.8% increase in earnings per share compared to a year ago was primarily attributable to an increase in net interest income and a reduction in non-interest expense, as well as a 2.1% decrease in average diluted shares outstanding in the current period. The earnings improvement was achieved without the benefit of any real estate development profits, which are expected to add to earnings in the fourth quarter.

                   NET INTEREST INCOME AND NET INTEREST MARGIN

                                                        QE 9/30/05          QE 6/30/05          QE 9/30/04
                                                      ----------------    ----------------    ---------------
Net interest margin...............................           2.84%               2.96%               3.00%
Interest rate spread..............................           2.61%               2.74%               2.80%
Net interest income (000's).......................    $    66,124         $    67,078         $    64,559

AVERAGE ASSETS:
Yield on interest-earning assets..................           5.23%               5.16%               4.90%
   Yield on loans receivable......................           5.48%               5.37%               5.06%
   Yield on mortgage-backed securities............           4.24%               4.22%               3.99%
Average interest-earning assets (000's)...........    $ 9,301,466         $ 9,060,715         $ 8,593,867

AVERAGE LIABILITIES:
Cost of interest-bearing liabilities..............           2.62%               2.42%               2.10%
   Cost of deposits...............................           2.01%               1.83%               1.44%
   Cost of borrowed funds.........................           3.81%               3.66%               3.44%
Average interest-bearing liabilities (000's)......    $ 8,468,997         $ 8,246,251         $ 7,760,660

NET INTEREST MARGIN: 3RD QUARTER 2005 v. 2ND QUARTER 2005. As expected in the flat yield curve environment, the net interest margin declined 12 basis points during the quarter resulting in slightly lower net interest income despite an increase in average interest-earning assets. The 18 basis point rise in the cost of deposits is largely due to higher rates on money market accounts and certificates of deposit driven by higher short-term interest rates and more aggressive deposit pricing in the Company's markets. Higher interest rates also resulted in increased asset yields but these advances were not as significant as the increased cost of interest-bearing liabilities. The yield on loans receivable increased by 11 basis points driven by higher rates on new 1-4 family mortgage loans and the increased yield on the equity line of credit and business banking portfolios, which in a rising rate environment, reprice more quickly than other components of the loan portfolio. A flat curve, coupled with the strong competition for deposits in the Company's markets, is likely to continue to pressure the Company's interest rate spread and the net interest margin.

Average interest-earning assets grew $240.8 million or 2.7% during the past three months. The growth was generated from a $151.7 million (2%) increase in the average loans receivable balance and a $127.9 million (9%) increase in the average balance of mortgage-backed securities. Compared to the second quarter of 2005, the average balance of interest-bearing liabilities rose by $222.7 million, or 2.70%, due to increases in borrowed funds.

NET INTEREST MARGIN: 3RD QUARTER 2005 v. 3RD QUARTER 2004. On a year-over-year basis, the net interest margin declined by 16 basis points. Compared to the prior year quarter, the Company's average interest earning asset yields in the current quarter were 33 basis points higher, while the average cost of interest-bearing liabilities increased by 52 basis points, both reflective of rising interest rates and a flattening yield curve over the past year. Average interest-earning assets and average interest-bearing liabilities grew by 8.2% and 9.1%, respectively, over the past year, due both to the 2004 acquisition of Chesterfield Financial Corp. and organic balance sheet growth.

LOAN PORTFOLIO COMPOSITION

                                                   9/30/05                   6/30/05                  12/31/04
                                          -----------------------  ----------------------     -----------------------
                                                                   (Dollars in thousands)
One- to four-family...................    $ 4,194,928     59.1%    $  4,129,019      59.2%   $  4,036,826      58.7%
Home equity loans and lines of credit.      1,360,520     19.1        1,344,028      19.2       1,336,090      19.4
Multi-family..........................        676,976      9.5          654,206       9.4         646,269       9.4
Commercial real estate................        458,409      6.5          473,418       6.8         476,796       6.9
Commercial business...................        154,249      2.2          142,334       2.0         147,345       2.1
Construction..........................        128,265      1.8          130,127       1.9         134,759       2.1
Land..................................        121,945      1.7          101,040       1.4          92,779       1.3
Consumer loans........................          6,117      0.1            6,155       0.1           7,650       0.1
                                          -----------    -----     ------------     -----     -----------     -----
        Total loans receivable, net...    $ 7,101,409    100.0%    $  6,980,327     100.0%    $ 6,878,514     100.0%
                                          ===========    =====     ============     =====     ===========     =====

The composition of the Company's loan portfolio by category remained consistent during the past three months and through the first nine months of 2005. Annualized growth in the overall loan portfolio totaled 6.9% over the past three months, primarily due to growth in 1-4 family, multi-family and land loan balances. Loan prepayments have been significantly ahead of expectations thus far in 2005 leading to lower than expected growth in loan balances. Rate competition for business lending remains strong in both the Chicago and Milwaukee markets. The Company has chosen not to relax its credit standards to achieve growth in business loan balances.

                                                 NON-INTEREST INCOME

                                                           QE 9/30/05        QE 6/30/05         QE 9/30/04
                                                          ------------      ------------       ------------

Total non-interest income (000's)..................           $19,790          $17,952            $19,516
Non-interest income / total revenue(1).............              23.0%            21.1%              23.2%

(1) Total revenue equals net interest income plus non-interest income.

The Company reported an overall increase in non-interest income compared to the second quarter of 2005 despite reporting no income from real estate development operations. Additional income on bank owned life insurance investments in the current period, including income of $648,000 relating to tax-free death benefits, and an increase in deposit account service fees led to the positive results for the quarter.

RESIDENTIAL MORTGAGE ORIGINATIONS, SALES AND SERVICING

                                                                   QE 9/30/05       QE 6/30/05       QE 9/30/04
                                                                  ------------     ------------     ------------
                                                                              (Dollars in thousands)
1-4 FAMILY ORIGINATIONS AND PURCHASES
-------------------------------------

  Fixed-rate..................................................    $  213,713        $  167,556       $  159,603
  Adjustable rate.............................................       358,729           370,936          324,895
                                                                  ----------        ----------       ----------
    Total.....................................................    $  572,442        $  538,492       $  484,498
                                                                  ==========        ==========       ==========

  Fixed-rate %................................................            37%               31%              33%
  Adjustable rate %...........................................            63%               69%              67%
  Refinance %.................................................            31%               27%              25%

LOAN SALES
----------
  Fixed-rate..................................................    $  205,102        $  144,236       $  158,562
  Adjustable rate.............................................         2,622            13,852          154,467
                                                                  ----------        ----------       ----------
    Total.....................................................       207,724           158,088          313,029
Equity lines of credit........................................        23,570            27,159                -
                                                                  ----------        ----------       ----------
Total loans sold..............................................    $  231,294        $  185,247       $  313,029
                                                                  ==========        ==========       ==========

Gain on sale of 1-4 family mortgages..........................    $    2,159        $    1,419       $    2,978
Gain on sale of equity lines of credit........................           495               885                -
                                                                  ----------        ----------       ----------
    Total loan sale gains.....................................    $    2,654        $    2,304       $    2,978
                                                                  ==========        ==========       ==========
 Margin on 1-4 family loan sales...............................         1.04%              .90%             .95%

LOAN SERVICING
--------------
Loan servicing fee income.....................................    $      479        $      658       $      584
Capitalized mortgage servicing rights as a percentage of loans
    serviced for others.......................................           .69%              .69%             .74%

Residential loan volume activity rebounded in the current quarter for the second consecutive quarter. Total 1-4 family mortgage loan volume was up 6.3% during the past three months with increased refinance activity and a continued strong home purchase market. The Company expects to complete a sale of servicing rights on approximately $760 million of 1-4 family mortgage loans during the fourth quarter.

DEPOSIT ACCOUNT SERVICE FEES

                                                                   QE 9/30/05       QE 6/30/05        QE 9/30/04
                                                                  ------------     ------------      ------------
Deposit service charges (000's)...............................     $  9,342         $  8,769           $  8,848
Deposit service fees / total revenue..........................         10.9%            10.3%              10.5%
Number of checking accounts (period end)......................      252,900          251,900            241,000

The Company reported a 6.5% advance in deposit account service charges on a consecutive quarter basis, primarily reflecting increases in consumer overdraft activity and debit card usage during the quarter as well as higher fees implemented during the quarter. Checking account growth remains challenging as intense competition in the Company's markets continued.


REAL ESTATE DEVELOPMENT OPERATIONS

                                                                   QE 9/30/05       QE 6/30/05        QE 9/30/04
                                                                  ------------     ------------      ------------
Real estate development income - total (000's)................     $      -         $    166           $  1,650
Residential lot sales.........................................            -                4                 28
Pending lot sales at quarter end..............................          186              182                 11
Investment in real estate held for development or sale (000's)     $ 50,332         $ 46,336           $ 37,179

The Company had no real estate development income during the current quarter as delays in receiving final engineering approvals for the first two units of the Springbank development in Plainfield, IL pushed back lot sale closings to the fourth quarter and into 2006. These approvals have now been received and the final plat has been recorded. Because of the delays, along with higher than expected development costs, overall profits for the year from real estate development are expected to be significantly lower than what had been expected at the beginning of the year.

                              NON-INTEREST EXPENSE

                                                                   QE 9/30/05       QE 6/30/05        QE 9/30/04
                                                                  ------------     ------------      ------------
Total non-interest expense (000's)............................     $ 44,929         $ 46,596           $ 45,463
Non-interest expense to average assets........................         1.78%            1.89%              1.95%
Efficiency ratio(1)...........................................        52.28%           54.97%             54.08%

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.

3RD QUARTER 2005 v. 2ND QUARTER 2005. Total non-interest expense declined by $1.7 million compared to the second quarter of 2005 as compensation and benefits expense fell by $804,000 primarily due to lower incentive compensation. Advertising expense decreased $946,000 over the past three months. Advertising expenses were higher in the second quarter due to special promotions. Other non-interest expense categories remained relatively stable. The positive results from various back-office process improvement projects was reflected in the current quarter's results through reduced headcount, improved staffing efficiencies and a reduction in overall costs in the Company's retail operation.

3RD QUARTER 2005 v. 3RD QUARTER 2004. Compared to a year ago, total non-interest expenses decreased by $534,000, or 1.2%. While compensation and benefits increased by $733,000, or 3.2% on a year-over-year basis (due in part to new branch openings and the acquisition of Chesterfield), other non-interest expense declined by $1.3 million due to costs in last year's third quarter relating to the correction of accumulated errors in the recording of ATM network processing expenses.


                               INCOME TAX EXPENSE

Income tax expense totaled $13.5 million in the current quarter, equal to an effective income tax rate of 33.4%, lower than the 34.8% reported in the second quarter of 2005 and slightly higher than the 33.1% effective rate reported for the quarter ended September 30, 2004. The effective tax rate was lower in the current quarter compared to the second quarter of 2005 primarily because of increased earnings from bank-owned life insurance investments.


                                  ASSET QUALITY

                                                                   QE 9/30/05       QE 6/30/05        QE 9/30/04
                                                                   ----------       ----------        ----------
                                                                               (Dollars in thousands)
Non-performing loans (NPL)....................................      $35,377          $30,548           $30,557
Non-performing assets (NPA)...................................      $36,166          $30,935           $31,692
NPL / total loans.............................................          .50%             .44%              .45%
NPA / total assets............................................          .35%             .31%              .34%
Allowance for loan losses (ALL)...............................      $36,335          $36,134           $34,936
ALL / total loans.............................................          .51%             .52%              .52%
ALL / NPL.....................................................        102.7%           118.3%            114.3%
Provision for loan losses.....................................      $   480          $     -           $   350
Net charge-offs...............................................      $   279          $   115           $   135

While the level of non-performing loans increased by $4.8 million over the past three months, primarily due to higher delinquencies in the equity line of credit and equity loan portfolio, the Company has not identified significant negative trends in its overall asset quality position. A large amount of the increase in non-performing loans relates to two equity lines of credit to one individual borrower that the Company believes are adequately secured. Net charge-offs were modestly higher on a consecutive-quarter and year-over-year basis. The provision for loan losses of $480,000 for the quarter reflects increases in net charge-offs and the level of non-performing loans. At September 30, 2005, 93% of non-performing loans consisted of loans secured by one-to-four family residential properties, compared to 94% reported at June 30, 2005.


                             BALANCE SHEET & CAPITAL

                                                                     9/30/05            6/30/05          9/30/04
                                                                  -------------      ------------     ------------
                                                                               (Dollars in thousands)
ASSETS:
Total assets..................................................      $10,259,035       $10,059,203       $9,320,814
Loans receivable..............................................        7,143,669         7,015,022        6,770,270
Mortgage-backed securities....................................        1,519,526         1,444,765        1,019,260

LIABILITIES AND EQUITY:
Total liabilities.............................................      $ 9,293,068       $ 9,108,946       $8,386,869
Deposits......................................................        6,132,037         6,110,080        5,640,231
Borrowed funds................................................        2,898,399         2,771,244        2,559,229
Junior subordinated debentures................................           67,011            30,928                -
Stockholders' equity..........................................          965,967           950,257          933,945

OTHER:
Core deposits / total deposits................................             55.1%             57.7%            60.6%
Book value per share..........................................      $     30.14       $     29.72       $    28.60
Stockholders' equity / total assets...........................              9.4%              9.4%            10.0%

DEPOSIT COMPOSITION

                                         9/30/05                     6/30/05                    12/31/04
                                  ---------------------      -----------------------      ----------------------

                                                  WEIGHTED                    WEIGHTED                 WEIGHTED
                                                  AVERAGE                     AVERAGE                  AVERAGE
                                    AMOUNT          RATE       AMOUNT          RATE         AMOUNT       RATE
                                  ----------     ----------  ----------      ----------   ----------   ---------
                                                             (Dollars in thousands)
Commercial checking...........    $  282,431           -     $  268,280           -     $  239,249          -
Non-interest bearing checking.       267,322           -        263,618           -        250,569          -
Interest-bearing checking.....       814,261        0.97%       846,806        0.89%       972,009       0.94%
Commercial money market.......        78,678        2.96%        74,168        2.43%        64,810       1.47%
Money market..................       622,032        2.08%       718,112        1.97%       611,507       0.97%
Passbook......................     1,312,553        0.58%     1,356,210        0.58%     1,399,099       0.57%
                                  ----------        ----     ----------        ----     ----------       ----
Core deposits.................     3,377,277        0.91%     3,527,194        0.89%     3,537,243       0.68%
                                  ----------        ----     ----------        ----     ----------       ----

Certificates of deposit.......     2,753,634        3.34%     2,581,170        3.06%     2,395,605       2.66%
                                                    ----                       ----                      ----

Unamortized premium...........         1,126           -          1,716           -          2,860          -
                                  ----------        ----     ----------        ----     ----------       ----
    Total deposits............    $6,132,037        2.00%    $6,110,080        1.81%    $5,935,708       1.48%
                                  ==========        ====     ==========        ====     ==========       ====

Deposits increased by $22.0 million in the quarter, equal to an annualized growth rate of 1.4%. Competition in the Company's markets has challenged deposit growth. The rising rate environment along with heavy competition for deposits, has led to higher rates on certain core deposit accounts and a significant shift toward higher-costing certificates of deposit.

TRUST PREFERRED SECURITIES

During the current quarter, the Company formed a special purpose finance subsidiary, and the subsidiary issued $35 million in trust preferred securities. The trust preferred securities mature in 30 years and are callable at par in five years at the Company's option. The Company will pay interest on the indebtedness at 3-month LIBOR plus 1.40%, resetting quarterly. The proceeds were used to repay amounts drawn on the Company's existing $55 million line of credit, which remains available for general corporate purposes. During 2005, the Company has issued a total of $65 million in trust preferred securities.

STOCKHOLDERS' EQUITY

Stockholders' equity increased by $15.7 million in the past three months primarily from net income of $27.0 million partially offset by cash dividends of $7.4 million and a $5.9 million decrease in the fair value of the Company's available for sale securities portfolio. The Company did not repurchase any shares of Company stock during the quarter under the Company's repurchase program. At September 30, 2005, 1,500 shares remained authorized for repurchase under the Company's 1.2 million share repurchase program announced in January 2005. The Bank's tangible, core and risk-based capital percentages of 7.20%, 7.20% and 11.42%, respectively, at September 30, 2005, exceeded minimum and well-capitalized regulatory capital requirements. The Company had an equity to total assets ratio of 9.42% at September 30, 2005 and return on equity for the quarter ended September 30, 2005 was 11.25%.

              RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

Diluted earnings per share totaled $2.30 in the current nine-month period compared to $2.27 last year. For the nine months ended September 30, 2005, net income totaled $76.2 million compared to $76.4 million in last year's comparable period. Net interest income totaled $200.7 million compared to $193.8 million last year, due to an increase in net interest earning assets. The net interest margin contracted to 2.94% for the nine months ended September 30, 2005, compared to 3.05% for the first nine months of 2004. Non-interest income totaled $55.6 million for the nine months ended September 30, 2005, equal to 21.7% of total revenue compared to $59.0 million, or 23.3% of total revenue for the nine months ended September 30, 2004. Higher loan sale gains and income from bank-owned life insurance investments in the current nine-month period were offset by lower investment security gains and significantly lower income from real estate operations. As previously discussed, the Company expects the first closings of lots sales in the Springbank development to occur in the fourth quarter of 2005.

Non-interest expense totaled $139.7 million in the current nine-month period, compared to $137.5 million reported for the nine months ended September 30, 2004, an increase of only 1.6%. Compensation and benefits expense increased by 3.2% for the current nine-month period compared to the prior year period while occupancy and equipment costs increased by 4.7% over this same period. These increases were due in part to a greater number of branch office facilities compared to a year ago due to the Chesterfield acquisition and the opening of three de novo branches over the past 12 months.

                                 EFC ACQUISITION

On June 30, 2005, the Company announced it had reached an agreement to acquire Elgin, IL-based EFC Bancorp Inc. in a cash and stock transaction valued at approximately $177.5 million on the date of announcement. The Company currently expects the transaction to close in the first quarter of 2006. At June 30, 2005, EFC had assets of $1.0 billion, deposits of $713 million with offices in Kane, McHenry and Cook Counties, Illinois. Based on currently available market share data, the acquisition is expected to move MAF to #7 in deposit market share in the Chicago MSA and from #15 to #3 in Kane County, where population growth is expected to exceed 17% over the next five years.

                                 COMPANY PROFILE

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 73 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           FORWARD-LOOKING INFORMATION

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected overhead, infrastructure and compliance costs, unanticipated changes in interest rates or further flattening of the yield curve, less than anticipated balance sheet growth, demand for loan products, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, the quality or composition of the Company's loan or investment portfolios, demand for financial services and residential real estate in the Company's market area, delays in real estate development projects, difficulties or delays related to the pending acquisition of EFC Bancorp, the possible short-term dilutive effect of the EFC acquisition or other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

   NOTE: THE FOLLOWING NOTICE IS INCLUDED TO MEET CERTAIN LEGAL REQUIREMENTS.
   -------------------------------------------------------------------------


MAF has filed a registration statement with the Securities and Exchange Commission containing a preliminary proxy statement/prospectus and other documents regarding its proposed transaction with EFC Bancorp. EFC BANCORP SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT MAF AND EFC, AND THE PROPOSED TRANSACTION. When available, copies of this proxy statement/prospectus will be mailed to EFC shareholders, and it and other documents filed by MAF or EFC with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or EFC at 1695 Larkin Avenue, Elgin, IL 60123.

EFC and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed merger. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of EFC's stockholders in connection with the proposed merger is set forth in EFC's proxy statement filed with the SEC on March 17, 2005 relating to its annual meeting of stockholders held on April 19, 2005. Additional information is set forth in the preliminary proxy statement/prospectus on file with the SEC.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                                              ----------------------      -----------------------
                                                                2005          2004          2005           2004
                                                              --------      --------      --------       --------
                                                                                 (UNAUDITED)
Interest income...........................................    $122,044      $105,639      $350,332       $311,024
Interest expense..........................................      55,920        41,080       149,591        117,266
                                                              --------      --------      --------       --------
    Net interest income...................................      66,124        64,559       200,741        193,758
Provision for loan losses.................................         480           350           480            930
                                                              --------      --------      --------       --------
    Net interest income after provision for loan losses...      65,644        64,209       200,261        192,828

Non-interest income:
    Net gain (loss) on sale and writedown of:
        Loans receivable held for sale....................       2,654         2,978         8,834          6,434
        Mortgage-backed securities........................           -             -             -            489
        Investment securities.............................         (33)            3           727          2,805
        Foreclosed real estate............................         (12)          227           196            423
    Income from real estate operations....................           -         1,650           166          5,261
    Deposit account service charges.......................       9,342         8,848        25,757         25,425
    Other loan fees.......................................       1,757         1,531         4,386          4,503
    Loan servicing fee income, net........................         479           584         1,818            710
    Valuation recovery on mortgage servicing rights.......           -             -           125          1,755
    Brokerage commissions.................................       1,080         1,044         3,180          3,142
    Other.................................................       4,523         2,651        10,388          8,046
                                                              --------      --------      --------       --------
        Total non-interest income.........................      19,790        19,516        55,577         58,993

Non-interest expense:
    Compensation and benefits.............................      23,816        23,083        75,066         72,723
    Office occupancy and equipment........................       7,407         7,420        21,607         20,645
    Advertising and promotion.............................       2,101         2,452         7,170          7,453
    Data processing.......................................       2,009         1,598         6,044          6,005
    Other.................................................       8,880        10,180        27,608         28,510
    Amortization of core deposit intangibles..............         716           730         2,185          2,201
                                                              --------      --------      --------       --------
    Total non-interest expense............................      44,929        45,463       139,680        137,537
                                                              --------      --------      --------       --------
        Income before income taxes........................      40,505        38,262       116,158        114,284
Income taxes..............................................      13,520        12,676        39,937         37,934
                                                              --------      --------      --------       --------
    Net income............................................    $ 26,985      $ 25,586      $ 76,221       $ 76,350
                                                              ========      ========      ========       ========

Basic earnings per share..................................    $   0.84      $   0.78      $   2.35       $   2.33
                                                              ========      ========      ========       ========
Diluted earnings per share................................    $   0.83      $   0.77      $   2.30       $   2.27
                                                              ========      ========      ========       ========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                   SEPTEMBER 30,        DECEMBER 31,
                                                                                       2005                 2004
                                                                                  --------------       --------------
                                                                                   (UNAUDITED)
ASSETS
Cash and due from banks........................................................      $   127,373         $  148,055
Interest-bearing deposits......................................................           34,993             56,089
Federal funds sold.............................................................           47,555             42,854
                                                                                     -----------         ----------
    Total cash and cash equivalents............................................          209,921            246,998
Investment securities available for sale, at fair value........................          466,304            388,959
Stock in Federal Home Loan Bank of Chicago, at cost............................          163,916            278,916
Mortgage-backed securities available for sale, at fair value...................        1,266,458            948,168
Mortgage-backed securities held to maturity (fair value $249,214 and $244,615).          253,068            245,021
Loans receivable held for sale.................................................           78,595             39,521
Loans receivable, net..........................................................        7,101,409          6,878,514
Allowance for loan losses......................................................          (36,335)           (36,255)
                                                                                     -----------         ----------
   Loans receivable, net of allowance for loan losses..........................        7,065,074          6,842,259
                                                                                     -----------         ----------
Accrued interest receivable....................................................           41,251             34,888
Foreclosed real estate.........................................................              789              1,487
Real estate held for development or sale.......................................           50,332             35,091
Premises and equipment, net....................................................          145,553            140,898
Other assets...................................................................          177,490            135,249
Goodwill.......................................................................          304,412            305,166
Intangibles, net...............................................................           35,872             38,763
                                                                                     -----------         ----------
                                                                                      10,259,035          9,681,384
                                                                                     ===========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits...................................................................        6,132,037          5,935,708
    Borrowed funds.............................................................        2,898,399          2,600,667
    Junior subordinated debentures.............................................           67,011                  -
    Advances by borrowers for taxes and insurance..............................           57,530             43,285
    Accrued expenses and other liabilities.....................................          138,091            127,338
                                                                                     -----------         ----------
        Total liabilities                                                              9,293,068          8,706,998
                                                                                     -----------         ----------
Stockholders' equity:
    Preferred stock, $.01 par value; authorized 5,000,000 shares; none
        outstanding............................................................                -                  -
    Common stock, $.01 par value; 80,000,000 shares authorized; 33,634,642
        shares issued; 32,054,453 and 33,273,235 shares outstanding............              336                336
Additional paid-in capital.....................................................          527,061            522,047
Retained earnings, substantially restricted....................................          517,573            468,408
Accumulated other comprehensive loss, net of tax...............................          (11,442)            (1,676)
Stock in Gain Deferral Plan;  245,467 shares at December 31, 2004..............                -              1,211
Treasury stock, at cost 1,580,189 and 361,407 shares...........................          (67,561)           (15,940)
                                                                                     -----------         ----------
    Total stockholders' equity.................................................          965,967            974,386
                                                                                     -----------         ----------
                                                                                     $10,259,035         $9,681,384
                                                                                     ===========         ==========


                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)
                                   (Unaudited)
                                                              SEPTEMBER 30,         DECEMBER 31,         SEPTEMBER 30,
                                                                  2005                  2004                 2004
                                                             ---------------       --------------       ---------------
Book value per share......................................    $     30.14           $     29.28          $     28.60
Tangible book value per share.............................          20.30                 19.72                20.21
Stockholders' equity to total assets......................           9.42%                10.06%               10.02%
Tangible stockholders' equity to tangible assets..........           6.54                  7.01                 7.29
Tangible capital ratio (Bank only)........................           7.20                  7.14                 7.05
Core capital ratio (Bank only)............................           7.20                  7.14                 7.05
Risk-based capital ratio (Bank only)......................          11.42                 11.30                10.78
Common shares outstanding:
    Actual................................................     32,054,453            33,273,235           32,649,961
    Basic (weighted average for quarter)..................     32,015,695            33,165,321           32,618,611
    Diluted (weighted average for quarter)................     32,680,863            33,961,253           33,369,209
Non-performing loans......................................    $    35,377           $    31,473          $    30,557
Non-performing assets.....................................         36,166                32,960               31,692
Allowance for loan losses.................................         36,335                36,255               34,936
Non-performing loans to total loans.......................           0.50%                  .46%                 .45%
Non-performing assets to total assets.....................           0.35                   .34                  .34
Allowance for loan losses to total loans..................           0.51                   .53                  .52
Mortgage loans serviced for others........................    $ 3,642,815           $ 3,641,445          $ 3,462,655
Capitalized mortgage servicing rights, net................         24,992                25,697               25,486
Core deposit intangibles, net.............................         10,880                13,066               11,859



                                                             THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                SEPTEMBER 30,                      SEPTEMBER 30,
                                                        -----------------------------       ----------------------------
                                                            2005             2004              2005              2004
                                                        ----------         ----------       ----------        ----------
Average balance data:
    Total assets.....................................   $10,121,996        $9,310,751       $9,878,240        $9,162,628
    Loans receivable.................................     7,099,738         6,798,504        6,986,748         6,641,028
    Interest-earning assets..........................     9,301,466         8,593,867        9,088,716         8,466,420
    Interest-bearing deposits........................     5,587,905         5,202,504        5,554,165         5,186,117
    Interest-bearing liabilities.....................     8,468,997         7,760,660        8,255,189         7,646,400
    Stockholders' equity.............................       959,084           910,788          957,070           910,981

Performance ratios (annualized):
    Return on average assets.........................          1.07%             1.10%            1.03%             1.11%
    Return on average equity.........................         11.25             11.24            10.62             11.17
    Average yield on interest-earning assets.........          5.23              4.90             5.15              4.90
    Average cost of interest-bearing liabilities.....          2.62              2.10             2.42              2.04
    Interest rate spread.............................          2.61              2.80             2.73              2.85
    Net interest margin..............................          2.84              3.00             2.94              3.05
    Average interest-earning assets to average
        interest-bearing liabilities.................        109.83            110.74           110.10            110.72
    Non-interest expense to average assets...........          1.78              1.95             1.89              2.00
    Non-interest expense to average assets and loans
        serviced for others..........................          1.31              1.44             1.38              1.47
    Efficiency ratio(1)..............................         52.28             54.08            54.65             55.13
Loans sold...........................................       231,294           313,029          647,273           704,002
Cash dividends declared per share....................           .23               .21              .69               .63

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and writedown of mortgage-backed and investment securities.